Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-272992 and No. 333-193316) and Form S-8 (No. 333-153098, No. 333-168589, No. 333-168590 and No. 333-181380) of Ur-Energy Inc. of our report dated March 10, 2026, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

Spokane, Washington

March 10, 2026